Exhibit 99.1

Hecla Reports 183% Increase in Third Quarter 2011 Net Income

COEUR D'ALENE, Idaho--(BUSINESS WIRE)--November 8, 2011--Hecla Mining Company (“Hecla”) (NYSE:HL) today announced third quarter net income of $55.8 million, or $0.20 per basic share, and earnings after adjustments applicable to common shareholders of $35.4 million or $0.13 per basic share.1 Third quarter silver production was 2.3 million ounces at a cash cost of $0.67 per ounce, net of by-products.2

THIRD QUARTER 2011 HIGHLIGHTS

  Sales of $120.5 million, a 4% increase over the same period in 2010
  Net income of $55.8 million, or $0.20 per basic share
  Earnings after adjustments of $35.4 million, or $0.13 per basic share1
  Operating cash flow of $60.7 million, a 49% increase over the same period in 2010
  Silver production of 2.3 million ounces at a total cash cost of $0.67 per ounce, net of by-products2
  Received final court approval settling the Coeur d'Alene Basin environmental litigation
  Introduced a new quarterly silver price-linked common stock dividend policy and declared the first dividend under the policy of $0.02 per common stock based on an average realized silver price of $37.02 per ounce during the quarter
  Increased the capacity under the revolving credit agreement to $100 million
  Cash and cash equivalents of $414 million at September 30, 20113

"Hecla's financial position and asset base is the strongest it's been in its history after a unique third quarter generating the highest net income and cash position, establishing a dividend, approving the #4 Shaft, initiating work to reopen three mines, and settling the Basin litigation," said Hecla's President and Chief Executive Officer, Phillips S. Baker, Jr. "From this quarter, we are poised to grow production 50% over the next five years."

In addition, Hecla issued a release yesterday providing a detailed update on the pre-development initiatives and exploration efforts during the third quarter, and a subsequent release was issued today announcing the first quarterly silver price-linked common stock dividend under Hecla's new dividend policy.

(1)	Earnings after adjustments applicable to common shareholders represents a non-U.S. Generally Accepted Accounting Principles (GAAP) measurement. A reconciliation of net income applicable to common shareholders (GAAP) to earnings after adjustments can be found at the end of the release.

(2)	Total cash cost per ounce of silver represents a non-U.S. Generally Accepted Accounting Principles (GAAP) measurement. A reconciliation of total cash cost to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found at the end of the release.

(3)	Subsequent to September 30, 2011, Hecla Limited made payments totaling approximately $168 million for the Coeur d'Alene Basin environmental settlement.

FINANCIAL OVERVIEW

Hecla reported increased third quarter revenues and cash flow from operating activities as a result of higher metals prices. Net income applicable to common shareholders for the third quarter was impacted by the following four items:

  A $40.4 million gain on base metal derivative contracts for the third quarter, compared to a $13.2 million loss for the same period in 2010. A summary of the quantities of base metals committed at September 30, 2011 is included on page 3 of this release.
  A $27.3 million tax provision compared to $8.1 million in the same period in 2010, as a result of higher pre-tax income in 2011. Our effective income tax rate to date is approximately 33% in 2011 compared to 29% in the same period in 2010.
  A $4.9 million provision for closed operations and environmental matters primarily for reclamation work at the Grouse Creek site in Idaho.
  $3.6 million loss related to provisional metals settlements.
	Third Quarter Ended		Nine Months Ended
HIGHLIGHTS	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
FINANCIAL DATA
Sales	$120,543	$115,847	$374,767	$284,353
Gross profit	$67,805	$54,524	$215,169	$120,126
Income applicable to common shareholders	$55,783	$16,383	$132,181	$48,494
Basic income per common share	$0.20	$0.06	$0.47	$0.19
Diluted income per common share	$0.19	$0.06	$0.45	$0.18
Net income	$55,921	$19,791	$132,595	$58,719
Cash provided by operating activities	$60,721	$40,682	$187,938	$115,473

Capital expenditures (including non-cash capital lease additions) at the operations totaled $28.4 million and $74.1 million, respectively, for the third quarter and nine-month period ended September 30, 2011. Lucky Friday's expenditures for the third quarter and first nine months of 2011 were $16.5 million and $45.0 million, respectively, of which the majority was spent on the Lucky Friday #4 Shaft. Greens Creek's expenditures in the third quarter and first nine months of 2011 were $11.9 million and $29.1 million, respectively. Capital expenditures for 2011 are expected to be $110.0 million primarily due to the #4 Shaft construction and an increase in scope of work at Greens Creek.

Pre-development expenditures totaled $1.8 million in the third quarter 2011. This is the first quarter Hecla has incurred expenditures under the pre-development initiatives. Pre-development expenditures in the fourth quarter are expected to be approximately $4.5 million for infrastructure at the Star mine in the Silver Valley, and San Juan Silver JV property in Creede Colorado.

Exploration expenditures for the third quarter and nine-month period ended September 30, 2011 were $9.9 million and $19.0 million, respectively. Exploration expenditures for 2011 are expected to be approximately $27.0 million.

Metals Prices

Realized metals prices continued to increase significantly in 2011 compared to 2010. Realized silver prices in the third quarter of 2011 exceeded those of the same period last year by 73%, while for the first nine months of the year, realized prices were 89% higher than in the same period in 2010.

Third quarter 2011 realized metals prices were lower than those in the second quarter resulting in negative adjustments to provisional settlements of $9.6 million compared to net positive price adjustments to provisional settlements of $11.8 million in the same period in 2010. The negative adjustment to provisional settlements is due largely to a decrease in prices in the time period between the shipment of concentrate and the final settlement. The provisional price adjustment related to zinc and lead contained in our concentrate shipments were largely offset by net gains on forward contracts of $6.0 million for those metals. In addition, results were impacted by a brief delay in concentrate shipments from Greens Creek which reduced sales by $4.6 million and income from operations by $1.4 million.

		Third Quarter Ended		Nine Months Ended
		September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
AVERAGE METAL PRICES
Silver -	London PM Fix ($/oz)	$38.79	$18.96	$36.21	$18.07
	Realized price per ounce	$37.02	$21.45	$36.45	$19.29
Gold -	London PM Fix ($/oz)	$1,700	$1,227	$1,530	$1,177
	Realized price per ounce	$1,799	$1,284	$1,578	$1,219
Lead -	LME Cash ($/pound)	$1.12	$0.92	$1.15	$0.94
	Realized price per pound	$1.01	$0.96	$1.11	$0.94
Zinc -	LME Cash ($/pound)	$1.01	$0.92	$1.04	$0.96
	Realized price per pound	$1.04	$0.93	$1.05	$0.93

Base Metals Forward Sales Contracts

The following table summarizes the quantities of base metals committed under financially settled forward sales contracts at September 30, 2011:

	Metric Tonnes Under Contract		Average Price per Pound
	Zinc	Lead	Zinc	Lead
Contracts on provisional sales
2011 settlements	5,125	2,800	$1.03	$1.00

Contracts on forecasted sales
2011 settlements	2,300	2,275	$0.99	$1.05
2012 settlements	26,650	18,000	$1.11	$1.11
2013 settlements	8,275	11,150	$1.14	$1.17

OPERATIONS OVERVIEW

Third quarter silver cash cost, net of by-product credits, was $0.67 per ounce, compared to negative $1.01 per ounce in the same period in 2010. Based on our current 2011 production and cost estimates, and assuming recent metals prices remain for the fourth quarter of 2011, total cash costs, net of by-product credits, are expected to be approximately $1.00 per ounce of silver for the year 2011. The following table provides the production summary on a consolidated basis which includes Greens Creek and Lucky Friday for the third quarter and nine months ended September 30, 2011 and 2010:

		Third Quarter Ended		Nine Months Ended
		September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
PRODUCTION SUMMARY
Silver -	Ounces produced	2,287,262	2,712,848	6,992,453	7,825,246
	Payable ounces sold	1,954,120	2,877,284	6,196,269	6,946,554
Gold -	Ounces produced	14,217	17,985	43,073	52,727
	Payable ounces sold	10,558	16,646	33,892	42,921
Lead -	Tons produced	11,226	12,453	30,956	36,217
	Payable tons sold	9,218	12,168	26,004	30,951
Zinc -	Tons produced	19,316	21,176	55,970	65,011
	Payable tons sold	11,804	15,410	37,987	48,366
Total cash cost per ounce of silver produced (1)		$0.67	$(1.01)	$0.75	$(1.92)

(1)	Total cash cost per ounce of silver represents a non-U.S. Generally Accepted Accounting Principles (GAAP) measurement. A reconciliation of total cash costs to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found at the end of this release.

Greens Creek Mine - Alaska

Silver production at Greens Creek was 1.4 million ounces in the third quarter of 2011 and 4.5 million ounces in the first nine months of 2011, compared to 1.9 million ounces and 5.3 million ounces, respectively, in the same periods in 2010. The decrease in silver production year-over-year is due to lower silver ore grade and reduced ore volume. As expected, the lower silver grades in the third quarter are due to differences in the sequencing of production according to the mine plan.

Mining and milling costs per ton were up by 16% and 37%, respectively, for the third quarter and 16% and 35%, respectively, for the first nine months of 2011. The increase in both periods was driven primarily by lower ore volume and higher electric power costs. Electric power costs in 2011 have been higher than in 2010 since there has been reduced availability of less expensive hydroelectric power due to lower amounts of precipitation in Southeastern Alaska. Hecla benefited from increased hydroelectric power availability in September 2011 due to higher amounts of precipitation, and anticipate its sustained use for the remainder of the year.

Total cash cost per ounce of silver produced at Greens Creek was negative $2.98 and negative $2.04 net of by-products, for the third quarter and first nine months of 2011, respectively, compared to negative $3.05 and negative $4.61 for the same respective periods in 2010. The increase in total cash cost per ounce quarter-over-quarter is due to higher production costs, treatment costs, and mine license tax by $6.22, $5.98, and $0.49 per ounce, respectively. The increase in production costs is mainly attributable to lower silver ounces produced, and to a lesser extent, higher power costs due to increased reliance on more expensive diesel-generated power. This is partially offset by higher by-product credits of $12.62 per ounce resulting from higher average market zinc, lead, and gold prices. The higher mine license tax and treatment costs are the result of higher metals prices.

Lucky Friday Mine - Idaho

Silver production at Lucky Friday was 0.9 million ounces in the third quarter of 2011 and 2.5 million ounces in the first nine months of 2011, which is substantially equal to the silver production for the respective periods in 2010.

Mining and milling costs per ton were up by 7% and 11%, respectively, for the third quarter and up by 9% and 10%, respectively, for the first nine months of 2011, driven primarily by increased cost of fuel, consumable underground materials, reagents, electric power, and maintenance supplies.

Total cash cost per ounce of silver produced at Lucky Friday was $5.94 and $5.82, net of by-product credits, for the third quarter and first nine months of 2011, respectively, compared to $3.38 and $3.67, for the same periods in 2010. The increase in total cash cost per ounce quarter-over-quarter was primarily due to higher employee profit sharing, higher treatment costs, and lower lead and zinc by-product credits by $1.82, $0.72, and $1.06 per ounce, respectively, which were partially offset by lower production costs of $1.12 per ounce. Higher profit sharing and treatment costs were due to higher metals prices and lower by-product credits as the result of lower lead and zinc production.

Lucky Friday #4 Shaft Construction and Optimization Study

Construction at the Lucky Friday #4 Shaft continued to advance in the third quarter. With set-up activities for the #4 Shaft largely complete, work will now be primarily focused on shaft sinking activities until project completion. The total project is now 41% complete, and 80% of major procurements have been ordered or installed. The #4 Shaft construction remains on time and on budget with an expected completion by year-end 2014.

Capital expenditures for the #4 Shaft in the third quarter and year to date were $9.9 million and $32.3 million, respectively, for a total of approximately $81 million invested to date on the project. Total project capital is expected to be approximately $200 million.

In addition, an optimization study is underway at the Lucky Friday to evaluate throughput increases at the mine. Production is limited by mill capacity; therefore, this study will determine the mine's capacity and the economics of increasing mill capacity. This study is expected to be complete by year-end.

NEW APPOINTMENTS

Hecla welcomed Mr. Larry Radford as the new Vice President of Operations on October 19, 2011. In this role, Mr. Radford will oversee Hecla's operations, development projects, and pre-development initiatives and will be based in the Coeur d'Alene corporate office in Idaho. Mr. Radford is a Mining Engineer with about 30 years of experience in the mining industry, providing operational and technical support to large-scale operations in the United States, Chile, Brazil, and Australia.

CONFERENCE CALL AND WEBCAST

A conference call and webcast will be held Tuesday, November 8, at 1:00 p.m. Eastern Time to discuss these results. You may join the conference call by dialing toll-free 1-866-543-6407 or 1-617-213-8898 internationally. The participant passcode is HECLA. Hecla's live and archived webcast can be accessed at www.hecla-mining.com under Investors or via Thomson StreetEvents Network.

ABOUT HECLA

Established in 1891, Hecla Mining Company has distinguished itself as the largest and lowest cash cost silver producer in the U.S. The company has two operating mines and exploration properties in four world-class silver mining districts in the U.S. and Mexico. With a solid asset base, a strong cash position and no debt, Hecla is poised for growth.

Cautionary Statements

Statements made which are not historical facts, such as anticipated payments, litigation outcome (including settlement negotiations), production, sales of assets, exploration results and plans, costs, and prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “should,” “expects,” “intends,” “projects,” “believes,” “estimates,” “targets,” “anticipates” and similar expressions are used to identify these forward-looking statements. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, environmental and litigation risks, operating risks, project development risks, political risks, labor issues, ability to raise financing and exploration risks and results. Refer to the company's Form 10-K and 10-Q reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation of updating forward-looking statements other than as may be required by law.

Cautionary Statements to Investors on Reserves and Resources

The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms on this release, such as “resource,” “other resources,” and “mineralized materials” that the SEC guidelines strictly prohibit us from including in our filings with the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K and Form 10-Q. You can review and obtain copies of these filings from the SEC's website at www.sec.gov.

For further information, please contact:

Mélanie Hennessey	Direct Main: 800-HECLA91 (800-432-5291)
Vice President - Investor Relations	Email: hmc-info@hecla-mining.com
Direct: 604-694-7729	Website: www.hecla-mining.com

Hecla Canada Ltd.	Hecla Mining Company
400 - 580 Hornby Street	6500 N. Mineral Drive, Suite 200
Vancouver, British Columbia	Coeur d'Alene, Idaho 83815
V6C 3B6 Canada

HECLA MINING COMPANY
Consolidated Statements of Income
(dollars and shares in thousands, except per share amounts - unaudited)

	Third Quarter Ended		Nine Months Ended
	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Sales of products	$120,543	$115,847	$374,767	$284,353
Cost of sales and other direct production costs	41,639	46,357	125,033	118,172
Depreciation, depletion and amortization	11,099	14,966	34,565	46,055
	52,738	61,323	159,598	164,227
Gross profit	67,805	54,524	215,169	120,126

Other operating expenses:
General and administrative	5,559	3,684	14,808	12,461
Exploration	9,872	6,917	19,012	16,166
Pre-development	1,752	—	1,752	—
Other operating expense	1,612	1,460	5,699	4,025
Provision for closed operations and reclamation	5,521	962	7,883	5,727
	24,316	13,023	49,154	38,379
Income from operations	43,489	41,501	166,015	81,747
Other income (expense):
Gain (loss) on sale or impairment of investments	—	—	611	(151)
Gain (loss) on derivative contracts	40,382	(13,195)	38,907	(11,196)
Interest and other income	(214)	70	(91)	137
Interest expense	(411)	(505)	(2,384)	(1,712)
	39,757	(13,630)	37,043	(12,922)
Income before income taxes	83,246	27,871	203,058	68,825
Income tax provision	(27,325)	(8,080)	(70,463)	(10,106)
Net income	55,921	19,791	132,595	58,719
Preferred stock dividends	(138)	(3,408)	(414)	(10,225)
Income applicable to common shareholders	$55,783	$16,383	$132,181	$48,494
Basic income per common share after preferred dividends	$0.20	$0.06	$0.47	$0.19
Diluted income per common share after preferred dividends	$0.19	$0.06	$0.45	$0.18
Weighted average number of common shares outstanding – basic	279,541	256,095	279,067	249,039
Weighted average number of common shares outstanding – diluted	295,000	270,508	295,739	266,145

HECLA MINING COMPANY
Consolidated Balance Sheets
(dollars and share in thousands - unaudited)

	September 30, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$413,743	$283,606
Investments	—	1,474
Accounts receivable	29,095	36,840
Inventories	25,739	19,131
Current deferred income taxes	54,774	87,287
Other current assets	19,461	3,683
Total current assets	542,812	432,021
Non-current investments	3,305	1,194
Non-current restricted cash and investments	926	10,314
Properties, plants, equipment and mineral interests, net	872,860	833,288
Non-current deferred income taxes	71,795	100,072
Other non-current assets and deferred charges	24,022	5,604
Total assets	$1,515,720	$1,382,493

LIABILITIES
Current liabilities:
Accounts payable and accrued liabilities	$51,630	$31,725
Accrued payroll and related benefits	11,369	10,789
Accrued taxes	9,766	16,042
Current portion of capital leases	3,514	2,481
Current portion of accrued reclamation and closure costs	178,415	175,484
Current derivative contract liabilities	—	20,016
Total current liabilities	254,694	256,537
Capital leases	4,070	3,792
Accrued reclamation and closure costs	141,923	143,313
Other noncurrent liabilities	15,990	16,598
Total liabilities	416,677	420,240

SHAREHOLDERS’ EQUITY
Preferred stock	39	543
Common stock	70,003	64,704
Capital surplus	1,181,559	1,179,751
Accumulated deficit	(133,398)	(265,577)
Accumulated other comprehensive loss	(16,640)	(15,117)
Treasury stock	(2,520)	(2,051)
Total shareholders’ equity	1,099,043	962,253
Total liabilities and shareholders’ equity	$1,515,720	$1,382,493
Common shares outstanding	279,621	258,486

HECLA MINING COMPANY
Consolidated Statements of Cash Flows
(dollars in thousands - unaudited)

	Nine Months Ended
	September 30, 2011	September 30, 2010
OPERATING ACTIVITIES
Net income	$132,595	$58,719
Non-cash elements included in net income:
Depreciation, depletion and amortization	34,769	46,190
Gain on sale of investments	(611)	(588)
Loss on impairment of investments	—	739
Provision for reclamation and closure costs	832	2,784
Stock compensation	1,497	3,336
Deferred income taxes	60,790	2,070
Amortization of loan origination fees	498	468
(Gain) loss on derivative contracts	(56,512)	11,586
Other non-cash charges, net	932	690
Change in assets and liabilities:
Accounts receivable	7,745	(22,385)
Inventories	(6,608)	512
Other current and non-current assets	373	1,026
Accounts payable and accrued liabilities	17,233	16,537
Accrued payroll and related benefits	581	(5,207)
Accrued taxes	(6,276)	4,367
Accrued reclamation and closure costs and other non-current liabilities	100	(5,371)
Cash provided by operating activities	187,938	115,473

INVESTING ACTIVITIES
Additions to properties, plants, equipment and mineral interests	(64,381)	(48,725)
Proceeds from sale of investments	1,366	1,138
Proceeds from disposition of properties, plants and equipment	113	—
Purchases of investments	(3,200)	—
Changes in restricted cash and investment balances	9,388	1,476
Net cash used in investing activities	(56,714)	(46,111)

FINANCING ACTIVITIES
Proceeds from exercise of stock options and warrants	5,108	45,562
Acquisition of treasury shares	(469)	(693)
Dividends paid to preferred shareholders	(3,684)	(1,105)
Repayments of capital leases	(2,042)	(1,227)
Net cash (used) provided by financing activities	(1,087)	42,537
Net increase in cash and cash equivalents	130,137	111,899
Cash and cash equivalents at beginning of period	283,606	104,678
Cash and cash equivalents at end of period	$413,743	$216,577

HECLA MINING COMPANY
Production Data

	Third Quarter Ended		Nine Months Ended
	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
GREENS CREEK UNIT
Tons of ore milled	200,961	203,627	580,211	606,723
Mining cost per ton	$49.86	$42.90	$48.80	$42.07
Milling cost per ton	$33.58	$24.57	$31.11	$22.98
Ore grade milled - Silver (oz./ton)	9.64	12.76	10.85	12.03
Ore grade milled - Gold (oz./ton)	0.12	0.14	0.12	0.13
Ore grade milled - Lead (%)	3.7	4.3	3.6	4.2
Ore grade milled - Zinc (%)	10.0	10.4	9.9	10.9
Silver produced (oz.)	1,350,609	1,852,250	4,507,727	5,285,184
Gold produced (oz.)	14,217	17,985	43,073	52,727
Lead produced (tons)	5,799	6,738	16,007	19,953
Zinc produced (tons)	17,318	18,777	49.913	57,938
Total cash cost per ounce of silver produced (1)	$(2.98)	$(3.05)	$(2.04)	$(4.61)
Capital additions (in thousands)	$11,921	$5,174	$29,106	$10,925
LUCKY FRIDAY UNIT
Tons of ore processed	84,531	89,414	249,034	260,883
Mining cost per ton	$58.54	$54.62	$59.39	$54.48
Milling cost per ton	$16.26	$14.63	$16.20	$14.73
Ore grade milled - Silver (oz./ton)	11.74	10.26	10.68	10.42
Ore grade milled - Lead (%)	6.84	6.8	6.46	6.68
Ore grade milled - Zinc (%)	2.74	3.04	2.81	3.09
Silver produced (oz.)	936,652	860,598	2,484,725	2,540,062
Lead produced (tons)	5,427	5,716	14,949	16,264
Zinc produced (tons)	1,999	2,400	6,058	7,073
Total cash cost per ounce of silver produced (1)	$5.94	$3.38	$5.82	$3.67
Capital additions (in thousands)	$16,524	$18,001	$45,026	$38,530

(1)	Total cash costs per ounce of silver represents a non-U.S. Generally Accepted Accounting Principles (GAAP) measurement. A reconciliation of total cash costs to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found in the cash costs per ounce reconciliation section of this news release. Gold, lead and zinc produced have been treated as by-product credits in calculating silver costs per ounce.

HECLA MINING COMPANY
Reconciliation of Cash Costs per Ounce to Generally Accepted Accounting Principles (GAAP)(1)
(dollars and ounces in thousands, except per ounce - unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
RECONCILIATION TO GAAP, ALL OPERATIONS
Total cash costs	$1,533	$(2,741)	$5,257	$(15,058)
Divided by ounces produced	2,288	2,713	6,993	7,825
Total cash cost per ounce produced	$0.67	$(1.01)	$0.75	$(1.92)
Reconciliation to GAAP:
Total cash costs	$1,533	$(2,741)	$5,257	$(15,058)
Depreciation, depletion and amortization	11,099	14,966	34,565	46,055
Treatment costs	(26,078)	(22,217)	(76,261)	(68,411)
By-product credits	69,400	66,436	200,842	199,897
Change in product inventory	(3,010)	4,215	(5,641)	1,357
Reclamation and other costs	(206)	664	836	387
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$52,738	$61,323	$159,598	$164,227
GREENS CREEK UNIT
Total cash costs	$(4,029)	$(5,657)	$(9,216)	$(24,368)
Divided by ounces produced	1,351	1,852	4,508	5,285
Total cash cost per ounce produced	$(2.98)	$(3.05)	$(2.04)	$(4.61)
Reconciliation to GAAP:
Total cash costs	$(4,029)	$(5,657)	$(9,216)	$(24,368)
Depreciation, depletion and amortization	9,592	12,952	29,981	40,140
Treatment costs	(20,187)	(17,434)	(59,522)	(55,044)
By-product credits	55,522	52,772	159,586	161,548
Change in product inventory	(3,346)	3,867	(5,686)	1,437
Reclamation and other costs	(463)	687	(826)	349
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$37,089	$47,187	$114,317	$124,062
LUCKY FRIDAY UNIT
Total cash costs	$5,562	$2,916	$14,473	$9,310
Divided by silver ounces produced	937	861	2,485	2,540
Total cash cost per ounce produced	$5.94	$3.38	$5.82	$3.67
Reconciliation to GAAP:
Total cash costs	$5,562	$2,916	$14,473	$9,310
Depreciation, depletion and amortization	1,507	2,014	4,584	5,914
Treatment costs	(5,891)	(4,783)	$(16,739)	(13,367)
By-product credits	13,878	13,664	41,256	38,349
Change in product inventory	336	348	$45	(79)
Reclamation and other costs	257	(23)	1,662	38
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$15,649	$14,136	$45,281	$40,165

(1)	Cash costs per ounce of silver represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements that the Company believes provide management and investors an indication of net cash flow. Management also uses this measurement for the comparative monitoring of performance of mining operations period-to-period from a cash flow perspective. "Total cash cost per ounce" is a measure developed by gold companies in an effort to provide a comparable standard; however, there can be no assurance that our reporting of this non-GAAP measure is similar to that reported by other mining companies. Cost of sales and other direct production costs and depreciation, depletion and amortization, was the most comparable financial measures calculated in accordance with GAAP to total cash costs.

HECLA MINING COMPANY
Reconciliation of Net Income Applicable to Common Shareholders (GAAP) to Earnings After Adjustments(1)
(dollars and ounces in thousands, except per share amounts - unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net income applicable to common shareholders (GAAP)	$55,783	$16,383	$132,181	$48,494
Adjusting items:
(Gains)/losses on derivatives contracts	(40,382)	13,195	(38,907)	11,196
Environmental accruals	4,851	—	4,851	2,439
Provisional price (gains)/losses	3,621	(6,432)	3,340	(2,013)
Income tax effect of above adjustments	11,488	(2,435)	11,058	(4,184)
Earnings after adjustments applicable to common shareholders	$35,361	$20,711	$112,523	$55,932
Weighted average shares – basic	279,541	256,095	279,067	249,039
Weighted average shares – diluted	295,000	270,508	295,739	266,145
Basic earnings after adjustments per common share	$0.13	$0.08	$0.40	$0.22
Diluted earnings after adjustments per common share	$0.12	$0.08	$0.38	$0.21

(1)	Earnings After Adjustments and Earnings After Adjustments per share are non-GAAP measures which are indicators of our performance. They exclude certain impacts which are of a nature which we believe are not reflective of our underlying performance. Management believes that earnings after adjustments per common share provides investors with the ability to better evaluate our underlying operating performance.

CONTACT:
Hecla Mining Company
Mélanie Hennessey
Vice President - Investor Relations
Direct: 604-694-7729
Direct Main: 800-HECLA91 (800-432-5291)
hmc-info@hecla-mining.com
www.hecla-mining.com